Kemper Corporation One East Wacker Drive Chicago, IL 60601 kemper.com

Press Release

August 25, 2011

UNITRIN OFFICIALLY KEMPER; UNVEILS NEW NAME AND BRAND IDENTITY
CEO Rings Opening Bell at New York Stock Exchange

CHICAGO--(BUSINESS WIRE)-Kemper Corporation (NYSE: KMPR) proudly announces that Unitrin, Inc. is now Kemper Corporation, and begins trading on the New York Stock Exchange under the “KMPR” ticker symbol today. Chairman, President and Chief Executive Officer Donald G. Southwell will ring the opening bell this morning at the New York Stock Exchange and unveil the company's new name and brand identity.

“Kemper is a legendary name in the insurance industry. We are excited that our new brand will help foster a unified approach for our family of companies to serve our current customers as well as attract new ones,” said Southwell. “We continue to offer straightforward products and services that meet our customers' diverse needs, fulfill our promises to our policyholders, and deliver value to our shareholders.”

The Kemper “K”, composed of two overlapping triangles, is designed to represent the Kemper qualities of being trustworthy and attuned to its customers' needs. The gold color reflects the warmth and approachability of the Kemper brand and its team members. Kemper partnered with Lippincott, a New York-based brand strategy and design consultancy, to create the new brand identity.

Kemper's corporate headquarters, at One East Wacker Drive in Chicago, will officially change its name to The Kemper Building today as well.

Kemper's principal businesses:

Kemper Preferred provides auto, homeowners and other insurance products to individuals through a network of independent agents.

Unitrin Specialty provides auto insurance through a network of independent agents and brokers to individuals and small businesses which have had difficulty procuring insurance through traditional channels, usually due to adverse driving records, claim or credit histories.

Unitrin Direct markets auto and homeowners insurance to consumers via direct mail, the internet, employer-sponsored employee benefit programs and other affinity relationships.

Life and Health Insurance specializes in the sale of life and health insurance products to individuals through networks of employee agents and exclusive, independent agents.
Additional information about Kemper is available by visiting its website kemper.com.

Source: Kemper Corporation

Contacts:
Investors: Diana Hickert-Hill Media: Catherine Riedel	312.661.4930 or investor.relations@kemper.com 312.209.0250